UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 23, 2025

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other Jurisdiction
of Incorporation)

033-90866	25-1615902
(Commission File No.)	(I.R.S. Employer Identification No.)

30 Isabella Street Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	WAB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2025 (the “Closing Date”), Westinghouse Air Brake Technologies Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “A&R Credit Agreement”), by and among the Company and Wabtec Transportation Netherlands B.V., as borrowers, the financial institutions party thereto, as lenders, and PNC Bank, National Association, as administrative agent, which, among other things:

●
amends and restates the Company’s existing delayed draw term loan and revolving Credit Agreement, dated as of June 8, 2018 (as amended and restated as of August 15, 2022, and as further amended as of July 17, 2024, the “Existing DDTL/RCF Credit Agreement”) and refinances the Company’s existing term Credit Agreement, dated as of March 14, 2024 (the “Existing Term Credit Agreement”);

●
provides for a revolving credit facility in an aggregate principal amount of up to $2.0 billion (the “Revolving Credit Facility”) and a delayed draw term loan facility of $725.0 million (the “Term Loan Facility”), approximately (i) $250 million of which refinanced the outstanding delayed draw term loans under the Existing DDTL/RCF Credit Agreement and (ii) $225.0 million of which refinanced the outstanding term loans under the Existing Term Credit Agreement; and

●
permits the Company to add one or more incremental commitments to increase the Revolving Credit Facility or the Term Loan Facility commitments in an aggregate amount of up to $1.0 billion, subject to certain conditions (the “Incremental Facility”).

Each of the Revolving Credit Facility and the Term Loan Facility matures on April 23, 2030 (the fifth anniversary of the Closing Date) and is unsecured. The Incremental Facility, if used to increase the Revolving Credit Facility commitments, will mature in accordance with the Revolving Credit Facility and is unsecured. The Incremental Facility, if used to increase the Term Loan Facility commitments, will mature on the date to be set forth in the definitive documentation for such Incremental Facility and is unsecured.

The applicable interest rate for borrowings under the A&R Credit Agreement is determined based on interest rate spreads corresponding to the lower of the pricing set forth for (i) the Company’s leverage ratio (defined as a ratio of total debt, reduced by up to $500 million of unrestricted cash, to EBITDA, as defined in the A&R Credit Agreement) and (ii) the Company’s public credit rating, in each case that range between 1.000% and 1.750% for SOFR/RFR-based borrowings and 0.000% and 0.750% for Alternate Base Rate based borrowings.

The Company’s obligations under the A&R Credit Agreement are guaranteed by certain subsidiaries of the Company. The A&R Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and certain of the Company’s subsidiaries with respect to, among other things, indebtedness, liens, fundamental changes, restricted payments and transactions with affiliates. The Company is permitted to pay dividends and make other restricted payments, provided that at the time of declaration, and after giving pro forma effect to such payments as of such declaration date, no default or event of default exists and the Company is in compliance with the required interest coverage and leverage ratios.

The A&R Credit Agreement provides for customary events of default, including in respect of the occurrence of a change of control of the Company.

Some of the lenders under the A&R Credit Agreement, and/or their affiliates, had, have or may in the future have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing is a summary of the A&R Credit Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished with this report on Form 8-K:

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of April 23, 2025, among Westinghouse Air Brake Technologies Corporation, Wabtec Transportation Netherlands B.V. and the other borrowing subsidiaries party thereto, the lenders party thereto and PNC Bank, National Association as administrative agent

104	Cover Page Interactive Data File within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

	By:	/s/ John A. Olin

John A. Olin
Executive Vice President and Chief Financial Officer

Date: April 25, 2025